                                                                   EXHIBIT 10.22

                                    AGREEMENT
                                       FOR
                     DISTRIBUTION OF GLOBAL ENERGY PRODUCTS

         This agreement is made on the 26th day of September, 2003, by and between Global Energy Group, Inc. ("Global Energy") a Delaware Corporation having its principal place of business at 2346 Success Drive, Odessa, FL 33556 and Global Energy Distribution Group, L.L.C an Oklahoma Limited Liability Company, whose principal address is 1425 East 71st, Tulsa, OK 74136 ("Distributor"). This agreement will become effective only upon its approval by the Board of Directors of Global Energy. Distributor may void this agreement if it is not approved by the Board within thirty (30) days after the date shown above.

         Global Energy has developed new technologies that improve the energy efficiency of existing products and processes with a focus on thermodynamics, heat transfer and heat exchange, which are important to the heating, ventilation, air conditioning, and refrigeration ("HVACR") industries (the "Technology") exhibiting performance in a wide variety of energy-storage applications and markets, including those described below. The Technology is now employed by Global Energy in the design and manufacture of the applications described below. The term "Products" as used in this agreement means all products manufactured by Global Energy using the Technology. To date, the Company has completed development of four products with the two principle products being the EER(+)Plus and Inventor Series 1400 units. The EER(+)Plus is a retrofit unit, designed to be added to existing air conditioning units to boost their performance very cost effectively. The Inventor Series 1400 is a complete unitary packaged air conditioning unit, with Global Energy's patented technologies incorporated into it. Both of these products utilize generally wasted condensate water and exhaust air, produced by all standard air conditioning systems, to provide increased capacity and to reduce power consumption. This produces improvements in energy efficiency of at least 25%, compared to typical other new equipment. This efficiency improvement reduces energy consumption for air conditioning while maintaining the same cooling level. In May 2002, a sample Inventor Series 1400 unit was certified by the Air Conditioning and Refrigeration Institute ("ARI"), the independent industry group which certifies the energy efficiency ratings of air conditioning units. Global Energy's 7.5-ton unit was rated 13.5 EER. Current plans call for Global Energy to offer both the EER+ product and the Inventor Series 1400 units in several cooling sizes.

The parties wish to jointly develop the Products, and believe that Distributor's relationships with potential purchasers of the Products and with sources of capital to support the manufacture and distribution of the Products will contribute to rapid growth of sales of the Products to the benefit of both parties.

Therefore the parties agree to the following:

         1. Distribution Rights: Subject to any rights previously granted to third parties and scheduled on Exhibit A, Global Energy grants to Distributor an exclusive, worldwide right to distribute the Products.

         Reference is made to the License Agreement of even date herewith between the parties, a copy of which is appended to this Agreement as Exhibit B (the "License Agreement"). The License Agreement shall not be or become effective, and Distributor shall have no rights thereunder, except during any period during which Distributor is exercising its rights under Section 11 or
Section 17 of this Agreement, to manufacture Products or have them manufactured exclusively for Distributor by a third party.

         2. Term. The term of this Agreement shall be one year, subject to automatic renewal at the end of each one-year term for successive additional one-year terms if Distributor's sales of Products during the then preceding year have aggregated at least $50,000. Notwithstanding the foregoing, at such time as GEAG shall have made loans to Global Energy in the aggregate amount of at least $500,000 as contemplated by the Funding Agreement (as described in the following paragraph), the initial term of this Agreement shall be automatically extended to five years, which will automatically renew for an unlimited number of additional five-year terms so long as Distributor continues to exercise all commercially reasonable efforts to distribute the Products. If Distributor fails to exercise all commercially reasonable efforts to market and distribute the Products, Global Energy may terminate the exclusivity provisions of this Agreement by giving six-months written notice of termination of exclusivity. This agreement will terminate six months after such notice is given unless Distributor undertakes all commercially reasonable efforts to market and distribute the Products within the six-month period. Provided, however, Global Energy cannot terminate this agreement on the basis of Distributor's failure to exercise all commercially reasonable efforts to market and distribute the Products if conduct by Global Energy that is inconsistent with the intent of this agreement contributes to Distributor's failure to exercise all commercially reasonable efforts in any material way. If Distributor's sales of Products exceeds 75% of the Sales Goal of each year during the term of this Agreement, it will be presumed that Distributor is using all commercially reasonable efforts to distribute the Products. Distributor may terminate this Agreement by providing six (6) months prior written notice to Global Energy.

         For the purposes of this Agreement, "Funding Agreement" shall mean an agreement between Global Energy and Global Energy Acquisition Group, L.L.C., an Oklahoma limited liability company ("GEAG") that requires GEAG to lend to Global Energy at least $2,500,000 in the aggregate over the next 18 months and that is agreed in writing by Global Energy and GEAG to be the Funding Agreement referred to in this Agreement. Notwithstanding anything herein to the contrary, unless and until such time as (i) Global Energy and GEAG shall have entered into the Funding Agreement, and (ii) GEAG shall have made loans to Global Energy in the aggregate amount of at least $500,000 as contemplated by the Funding Agreement, this Agreement and all rights of Distributor hereunder shall be and remain nonexclusive. If, after the Funding Agreement becomes effective, GEAG fails to make any loan required to be made by it under or pursuant to the Funding Agreement, this Agreement and all rights of

Distributor hereunder shall become and thereafter remain nonexclusive. During any period of time during which the rights of Distributor hereunder shall be nonexclusive, Global Energy shall then be permitted to engage other distributors and otherwise arrange for sales of its products and other products incorporating its intellectual property, under terms similar to or different from those under this Agreement and in the same or different territories.

         3. Territory: This territory in which Distributor has the right to market and sell the Products is worldwide.

         4. Products: Distributor's distribution rights include all Products currently in production and all Products developed or manufactured by Global Energy in the future. Global Energy and Distributor will cooperate in assessing demand and performance requirements for each of Products. Global Energy will, upon the reasonable request of Distributor, use commercially reasonable efforts to design and manufacture Products that satisfy such demand and performance requirements; provided, however, Global Energy will have no obligation under this sentence until Global Energy and distributor have agreed on the allocation and payment of the cost of design, testing, retooling, etc. to be incurred in complying with Distributor's request. If Global Energy is unwilling or unable to undertake the design of a new Product or redesign of an existing Product, Distributor can engage a third party to undertake the task. In that event, Global Energy will have the first opportunity to manufacture the newly designed or redesigned Product, but, if Global Energy declines that opportunity, Distributor can engage a third party to manufacture the Product.

         5. Market Research: Distributor and Global Energy will cooperate in researching markets proposed to be served by Distributor for the purpose of identifying pricing, performance and other product parameters necessary to establish sales projections and production priorities for the markets and each will share such data with the other on a prompt and regular basis; provided that Distributor will pay expenses involved in such research to the extent they are owed to third parties. Distributor and Global Energy each agree to communicate its market research and sales projections information to the other on a schedule mutually agreed for the purpose of coordinating Global Energy production capability and priorities and Distributor's sales commitments.

         6. Product Certifications: Distributor and Global Energy will cooperate and coordinate efforts to obtain, at Global Energy's expense, certifications for the Products which Distributor in its discretion determines to be necessary or desirable to support Distributor's sale of the Products.

         7. Production Planning: Distributor acknowledges that it understands Global Energy's current production capabilities, as well as the considerable capital cost of expanding its production capabilities to satisfy increases in sales of the Products. Accordingly, as soon as practicable and in any case within thirty (30) days after this agreement becomes effective, Distributor and Global Energy will agree upon projections of anticipated sales of the Products in the markets for the initial five-year term of this Agreement (as they may be adjusted by agreement of the parties from time to time, the "Sales Goals"). The Parties will meet quarterly to discuss the Sales Goals, and based on those discussions, will revise the Sales Goals for the remainder of each five-year term of this Agreement to reflect reasonably achievable goals for each market. At least eighteen months prior to the end of each five-year term of this Agreement, the Parties will establish initial Sales Goals for the next succeeding five-year term of this Agreement.

         Global Energy agrees to use commercially reasonable efforts to complete capital improvements to its production facilities during each year of the term of the Agreement which are adequate to support the manufacture of the volume of Products required to meet the Sales Goals.

         8. Distributor Assistance: Distributor agrees to assist Global Energy in accomplishing timely expansion of its production capability to meet the demand for Global Energy's Products required by this Agreement by working with Global Energy to develop sales and manufacturing plans to support Global Energy's expansion of production capability for the Products, by introducing Global Energy to sources of capital known to Distributor and, if Distributor develops or acquires any independent capabilities to manufacture the Products, making available any excess production capability of such facility beyond that required for the manufacture of Products for sale to the markets for the manufacture of products for other markets served by Global Energy. Subject to the confidentiality provisions of this agreement, Global Energy agrees to support such Distributor efforts with detailed technical and cost information relating to all matters required to increase expeditiously production capability for the Products.

         9. Global Energy Assistance: Global Energy, at its sole expense, will provide a reasonable number of products required for customer qualifications and usage specifications and industry certifications in the markets. Global Energy will provide Distributor with technical, marketing, sales and field support as reasonably necessary to assure that the Products are performing for users within their specifications established by Global Energy and to maintain customer satisfaction with the Products. The products and support required under this section will be provided as promptly as practicable by Global Energy.

         10. Distributor's Duties: In addition to the foregoing, with respect to each target market Distributor also agrees to:

                  a. Organize, train and maintain a competent sales force that is consistent with the Sales Goals and the volume of Products made available to Distributor by Global Energy.

                  b. Provide finished-goods inventory warehousing, distribution services, credit extension, billing and other facilities and services as may be required to support sales of the Products in each of the markets in a manner that is consistent with the Sales Goals, the volume of Products made available to Distributor by Global Energy, and reasonable commercial practices.

                  c. Comply in a commercially reasonable manner with legal requirements pertaining to the conduct of its business and refrain from illegal, deceptive, misleading or unethical acts and practices, in each case to the extent that failure to do so would have a material adverse effect upon sale of the Products or the business reputation of Global Energy or the Products.

                  d. Provide weekly report to Global Energy regarding potential and actual sales activity, including Product models, quantities, and expected order date.

         11. Orders: Global Energy will exert all commercially reasonable efforts to supply Products to Distributor in the quantities ordered by Distributor in accordance with this agreement. To the extent it can do so without defaulting on earlier delivery commitments to third parties, Global Energy will give priority to Distributor's orders. In any event, as long as Distributor is current in its payments to Global Energy, Global Energy will not fill any order placed by a third party while a Distributor order is pending if filling the third-party order would prevent Global Energy from delivering Products under the Distributor order on time.

Each time Distributor places an order with Global Energy under this agreement, Global Energy must promptly determine whether it can fill the order within a timely fashion, which could be as long as eight weeks but generally will be more quickly. If Global Energy determines that it cannot, it must then given written notice of that fact to Distributor within ten business days after receiving the order. The notice must state the extent to which Global Energy is unable to fill the order and must specify the reasons for that inability. To the extent Global Energy's inability to perform is caused by a lack of production capacity (as distinguished from a bona-fide shortage of materials, energy, or labor), it will be regarded as a "capacity shortage".

If the total of all capacity shortages that occur in any one calendar quarter exceeds 10% of the total of all Products ordered by Distributor under this agreement during such quarter (based on aggregate dollar amount) (a "Major Shortage"), then Distributor will be authorized, under the License Agreement, to manufacture Products or have them manufactured exclusively for Distributor by a third party to meet all or any part of Distributor's requirements for Products.

Global Energy's obligation to accept and deliver orders for Products is conditioned upon Distributor's adherence to such reasonable and customary credit and payment terms and conditions as Global Energy and Distributor may agree upon from time to time.

Global Energy agrees to provide semi-monthly reports to Distributor of its progress in completing each order for Products and any developments which would adversely affect its ability to accept or timely fill Distributor's orders. Global Energy and Distributor will cooperate in developing an online "supply chain management system" that will allow

Distributor and Distributor's customers to monitor Global Energy's manufacturing and inventory status with respect to all orders for Products by Distributor.

         12. Minimum Orders: The Parties agree to establish a Basic Ordering Agreement (BOA) relating to Distributor's purchase of Products for each year during the term of this Agreement. Each BOA will be substantially in the form attached to this Agreement as Exhibit C. The initial BOA will be agreed upon and executed within thirty days after the effective date of this agreement. Distributor and Global Energy will cooperate in establishing a revised BOA for each year during the term of this Agreement at least 90 days prior to the anniversary date of this Agreement which will be applicable to the next succeeding year.

         13. Product Prices: The price to Distributor of each Product line will be determined from time to time by a BOA. The initial agreed prices are set forth as part of the BOA attached to this Agreement as Exhibit C.

         14. Payment: Distributor will pay Global Energy for Products in accordance with the BOA that applies to the Products purchased.

         15. Shipment: Products will be shipped FOB the manufacturing plant loading dock to destinations designated by Distributor. The Products will be prepared for shipment at Global Energy's expense in accordance with good commercial practice. Risk of loss or damage during transfer, use, handling, storage or disposal of Products will pass to Distributor once Global Energy releases the Products to a shipper designated by Distributor.

         16. Product Alterations: Distributor and Global Energy will cooperate in establishing packaging and labeling for the Products. Distributor agrees not to repackage or otherwise alter or modify the packaging or labeling of the Products without prior notice to and written consent of Global Energy, which will not be unreasonably delayed or withheld. It is an objective of the Parties to sell the Products for use or sale by mass merchandisers, common carriers, manufacturers of products using the Products and others who may request that the packaging and labeling of the Products be modified to meet their more distinctive brand names for the Products ("Private Labeling"). Global Energy agrees to implement such Private Labeling requirements as Distributor and Global Energy agree upon from time to time, provided Global Energy is given reasonable prior notice and specifications for the Private Labeling. Private Labeling will be implemented at no additional cost to Distributor provided such Private Labeling does not produce material additional costs to Global Energy; if Global Energy determines at the time of any request for Private Labeling that material additional costs will be incurred, it will promptly notify Distributor. Global Energy and Distributor will then cooperate in establishing an equitable basis for sharing such additional costs or passing them on to the customer.

         17. Alternative Source Products. If Global Energy refuses, becomes unable, or persistently fails:

                  (a) to exert commercially reasonable efforts to supply Products to Distributor in quantities ordered by Distributor in accordance with this agreement;

                  (b) to exert commercially reasonable efforts to deliver Products to Distributor in quantities ordered by Distributor in accordance with applicable Sales Goals and BOA's; or

                  (c) to exert commercially reasonable efforts to minimize its cost of goods sold consistent with producing Products that meet the quality standards of both Global Energy and Distributor, then, Distributor may notify Global Energy of Distributor's intent to obtain an alternate source of Products. Such notice must specify the refusal, inability, or failures upon which it is based. If Global Energy then fails or refuses to fully cure each specified refusal, inability, or failure within thirty (30) days after the date of such notice, Distributor will then be entitled, in addition to its other rights under this agreement, to exercise the right under the License Agreement to manufacture Products or have them manufactured exclusively for Distributor by a third party.

         18. Intellectual Property: Global Energy grants to Distributor for the term of this Agreement a non-exclusive, worldwide, royalty-free right and license to use and reproduce the trademarks, trade names and service marks owned by Global Energy and associated with the Products within the markets (the "Licensed Marks") and to copy, reproduce and use copyrighted material furnished by Global Energy to Distributor ("Copyrighted Material"); provided that the same are used only in connection with the marketing, distribution, sale and service of Products. Use of the Licensed Marks is strictly conditioned upon Distributor's use of the Licensed Marks in accordance with the terms and conditions of this Agreement. Distributor may market Products under one or more trade names selected by it pursuant to the private labeling terms set forth in
Section 16 and provided that Global Energy consents to such name, which consent will not be unreasonably withheld or delayed.

Any modifications or improvements made to the Products or the Licensed Marks by or at the request of Distributor, including any patentable inventions or other intellectual property enhancements, shall become the property of Global Energy.

         19.      [Intentionally Omitted]

         20.      Representations and Warranties:

                  a. Global Energy represents and warrants to Distributor that, except as Distributor is otherwise advised in writing: (i) the Products do and will conform with all warranties and performance and testing data provided by Global Energy to Distributor prior to or after the date of this Agreement, whether such testing data is developed by Global Energy or third parties; (ii) the Products sold to Distributor, the Licensed Marks and the Copyrighted Material do not and will not infringe upon any copyrights, trademarks, patents or any other rights of any person; (iii) Global Energy has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Global Energy; (iv) the execution, delivery and performance of this Agreement by Global Energy does not violate or conflict with any applicable law, rule, regulation, or any order or judgment to which Global Energy is a party or by which it is bound; (v) Global Energy is in compliance with all laws, rules, regulations and ordinances of any governmental authority which are applicable to the manufacture, storage and sale of the Products.

                  b. Distributor represents and warrants to Global Energy that:
         (i) Distributor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Distributor; (ii) the execution, delivery and performance of this Agreement by Distributor does not violate or conflict with any applicable law, rule, regulation, or any order, judgment or agreement to which Distributor is a party or by which it is bound; (iii) Distributor is in compliance with all laws, rules, regulations and ordinances of any governmental authority which are applicable to the purchase, storage and sale of the Products; and (iv) Distributor will not falsely represent the performance capabilities of the Products as documented by Global Energy.

         21.      Product Warranties:

                  a. Global Energy agrees that it is solely responsible for warranty claims made with respect to the Products which are within the terms of its standard product warranties as may be in effect from time to time pursuant to the terms of this Agreement ("Warranty Claims"). Global Energy agrees to indemnify and hold harmless Distributor from all Warranty Claims. Distributor agrees that it will not make any warranties concerning the Products other than those authorized by Global Energy in its standard product warranty.

                  b. The Parties will within ninety (90) days of the date of this Agreement agree upon the terms of a warranty plan for dealing with Warranty Claims which will provide Distributor and its customers with reasonable procedures for submitting and being reimbursed for Warranty Claims.

                  c. The current Global Energy standard product warranties applicable to the Products subject to this Agreement are attached hereto as Exhibit D. Global Energy may modify the terms of its standard product warranties from time to time by providing not less than 90 days prior written notice to Distributor of such modifications, provided that such standard product warranties remain competitive with the terms and coverages of product warranties offered by manufacturers of products that compete with the Products. Global Energy and Distributor will cooperate in establishing specifications, recommended uses and standard product warranties for individual lines of Products as new or special uses of the Products are identified by the Distributor and its customers, and Global Energy agrees to provide to Distributor for delivery to its customers standard warranties reflecting such additional specifications and recommended usages on a reasonably prompt and responsive basis. To the extent that one or more material customers of Distributor request special or modified warranty terms, Global Energy will cooperate with Distributor in commercially reasonable efforts to satisfy such customer(s) as to such requests.

         22. Nature of Relationship: Distributor and Global Energy agree that their relationship is one of independent contractors and that neither has any authority to obligate the other Party in connection with any order, contract, sales agreement or credit agreement or otherwise, and Distributor will not make any warranties concerning the Products except those provided by Global Energy and shall not otherwise act or be considered as an employee or agent of Global Energy. On the other hand, the relationship intended to be created by this agreement demands high standards of commercial reasonableness, candor, and good faith. When any circumstance arises under which this agreement requires, contemplates, or implies the need for the consent or agreement of a party, that consent or agreement will not be unreasonably withheld or delayed. When any circumstance arises under which this agreement requires, contemplates, or implies the need for the parties to reach agreement on issues where their interests or opinions diverge, the parties will negotiate continuously, candidly, and in good faith until an agreement based on principles of commercial reasonableness is reached.

         23. Books and Records: Distributor will provide Global Energy with monthly reports of its sales and inventory within thirty (30) days after the end of each month with respect to Products for which Distributor holds exclusive marketing rights.

         24. Exports: The Parties hereto are subject to United States laws and regulations controlling exports, and any exports hereunder must comply with any applicable United States export laws and regulations. Export of commodities to certain foreign countries may also require a license or permission from relevant United States agencies. Distributor agrees that it will not engage in exports without obtaining all necessary and applicable Governmental approvals and then only in compliance with all applicable laws.

         25. Assignment: Distributor may not assign this agreement or any of its rights or obligations hereunder without the prior written consent of Global Energy, which consent will not be unreasonably withheld.

         26. Confidentiality: Each Party agrees to protect information identified by either party as confidential in accordance with the Confidentiality Agreement attached hereto as Exhibit E.

         27. Opportunity to Cure Defaults. Upon any breach of or default under this Agreement by any party, no action shall be taken with respect thereto against the breaching or defaulting party unless and until such breach or default remains uncured thirty (30) days after written notice thereof to the party in breach or default.

         IN WITNESS WHEREOF the Parties have executed this agreement as of the day first above written.


Global Energy Group, Inc.                            Distributor:



By:                                         By:
   ---------------------------------           ------------------------------

Name:                                       Name:
     -------------------------------             ----------------------------

Title:                                      Title:
      ------------------------------              ---------------------------

Date:                                       Date:
     -------------------------------             ----------------------------

                                                                       EXHIBIT A


                            GLOBAL ENERGY GROUP, INC.
                  Schedule of Existing Distribution Agreements



                                                               CONTRACT
                                                              EXPIRATION
COMPANY                                                          DATE
-------                                                       ----------
REACT Industries                                              12/20/2003
Mears Motor Leasing                                           12/20/2003
W.W. Rothmann Company                                          2/10/2004
Norman Associates                                              4/8/2004
EcoTech Consultants                                            5/5/2004
Smart Building Products                                        7/8/2004
Mackie Development                                             1/10/2004
Energy Systems & Automation                                    1/10/2004
Princeton Energy Systems                                       1/16/2004
Johnston Co. of Texas                                          2/27/2004
Innovative Performance Contacting                              6/19/2004
Pacific Energy Technologies                                    1/7/2004
Joseph Ercole Air Conditioning Supply                          2/4/2004
Specialty A/C Products                                         4/23/2004
GEER UK, Ltd.                                                  3/31/2004

                                                                       EXHIBIT B

                                LICENSE AGREEMENT

         This License Agreement is made on the 26th day of September, 2003, by Global Energy Group, Inc. a Delaware Corporation, whose principal place of business is 2346 Success Drive, Odessa, FL 33556 ("Licensor") and Global Energy Distribution Group, L.L.C. an Oklahoma Limited Liability Company, whose principal address is 1425 East 71st, Tulsa, OK 74136 ("Licensee").

         Licensor desires to conditionally license to Licensee and Licensee desires to conditionally license from Licensor certain intellectual property owned by Licensor (whether acquired or developed internally, and whether previously or in the future) in accordance with this agreement and in accordance with the Agreement for Distribution of Global Energy Products ("Distribution Agreement") executed by Licensor and Licensee contemporaneously with this agreement.

         Therefore, the parties agree as follows:

                         ARTICLE 1. DEFINITION OF TERMS

         The following definitions apply in this agreement:

         1.1 "LICENSED PRODUCT" means any product or component thereof manufactured as contemplated by this agreement and incorporating any intellectual property owned by Licensor (whether acquired or developed internally, and whether previously or in the future), including but not limited to the intellectual property embodied within the Licensed Patents and/or Licensed Technology:

                  1.1.1 Global currently holds the exclusive rights to seven U.S. patents and seven patent-pending applications pursuant to a series of agreements with the inventors of the underlying technologies. Under the terms of these agreements, Licensee has the exclusive right to pursue commercial development of the patented technologies. A brief summary of each patent follows:

                  USP# 4,599,870 (RECENTLY EXPIRED)
         A refrigeration heat recovery system for producing usable hot water from a refrigeration system's waste heat, using a natural force to provide water flow through the heat exchanger (thermosyphon effect) rather than using a pump.

                  USP# 5,970,728
                  Utilization of multiple staged common circuit compressors to provide for higher heat output from a heat pump at low outside ambient conditions. Heat output is maintained, or even increased, as outside temperatures fall.

                  USP# 6,070,423
                  A system to provide first, liquid refrigerant subcooling by means of evaporative cooling utilizing the condensate water, and second, a system for providing hot gas discharge refrigerant precooling by means of evaporative cooling. Both combining to give greater capacity without requiring an increase in input power, and even possibly decreasing the required input power.

                  USP# 6,116,048
                  An evaporator design that provides counterflow temperature conditions to the direction of air flow by sectionalizing the various temperature gradients found in evaporators and arranging the sections to provide a temperature gradient that places the warmest section in front of colder and subsequently colder sections. Provides for optimized heat exchange as well as improved dehumidification.

                  USP# 6,167,715 B1
                  A direct refrigerant to ground (geothermal) heat exchange system for subcooling and desuperheating (or postheating in the heat mode of a heat pump) the refrigerant of an air-cooled air conditioner, refrigeration system or heat pump. No secondary fluid or pumping system required. Provides near full geothermal system efficiency.

                  USP# 6,237,359 B1
                  Provides liquid refrigerant subcooling by utilizing the cold harvest water and/or meltwater discharging from the ice machine to increase ice production capacity of the ice machine.

                  USP# 6,000,170 (RELEASED BACK TO INVENTOR)
                  A system consisting of multiple parallel reflectively coated tubes whose inflation is controlled by a controller that provides for controlled shading in a greenhouse system during times of high solar loading of the greenhouse, and provides for minimized heat loss at night, especially in cold climates.

                  USP# 6,442,903 B1
                  The structural construction methodology for a greenhouse inflatable insulative covering to be used to reduce heat losses and overheating of greenhouses.

                  USP# 6,460,358 B1
                  A heat exchanger that reduces an evaporator's flash gas loss region and reduces the superheat region, allowing for improved heat exchange by the evaporator itself, thereby allowing for increased refrigeration mass flow and therefore increased system refrigeration capacity.

         1.2 "LICENSED PATENTS" means all U.S. and foreign patents owned by Licensor that are necessary to or useful in the manufacture of Licensed Products, including without limitation those described in Section 1.1.1 of this License Agreement.

         1.3 "LICENSED TECHNOLOGY" means all technology, technical information, trade secrets, know-how, ideas, and other intellectual property now owned or hereafter acquired by Licensor and necessary to or useful in the manufacture of Licensed Products. The term Licensed Technology includes all of Licensor's right, title, and interest in all future rights that Licensor may acquire from any other person that are necessary to or useful in the manufacture of the Licensed Products.

         1.4 "LICENSED MARKS" means all trademarks, trade names, and service marks owned by Licensor and associated with the Licensed Products.

         1.5 "AFFILIATE," when used in reference to a party, means any person, firm, corporation, or other entity that (i) directly, indirectly, partially, or wholly owns or controls the party; (ii) is directly, indirectly, partially, or wholly owned or controlled by the party; (iii) is directly, indirectly, partially, or wholly under common control with the party; (iv) is in a specially favored relationship or course of dealing with the party; (v) is an agent, employee, partner, or joint venturer of the party; or (vi) has a fiduciary or other special relationship with the party; provided, however, that, for the purposes of this Agreement, Licensor and Licensee shall be deemed not to be Affiliates of each other.

                            ARTICLE 2. LICENSE GRANTS

         2.1 LICENSE. Licensor grants to Licensee a worldwide license to use the Licensed Patents, the Licensed Technology, and the Licensed Marks in connection with Licensee's production, service, and sale of Licensed Products. Licensor further authorizes Licensee to copy, reproduce and use copyrighted material furnished by Licensor to Licensee ("Copyrighted Material"). However, Licensee's use of the Licensed Patents, the Licensed Technology, the Licensed Marks, and the Copyrighted Material is strictly limited to uses that conform to this Agreement, and the Licensee's sales of Licensed Products will be strictly in accordance with the Distribution Agreement.

         2.2 EXCLUSIVITY. This agreement does not in any way affect Licensor's own right to use the Licensed Patents, the Licensed Technology, the Licensed Marks, and the Copyrighted Material. With that exception, the license is exclusive.

         2.3 DURATION. This agreement and the license it grants will become and remain effective, if at all, only while the Distribution Agreement is in effect, and then only if and during such periods as provided in the Distribution Agreement. If this agreement becomes effective, the license will be perpetual but subject to termination under this agreement.

                  2.3.1 The license will terminate as to rights under any patent or copyright upon the expiration of that patent or copyright.

                  2.3.2 The license is terminable at Licensor's option if Licensee does not pay any royalty owed to Licensor under this agreement when it is due and then fails to cure the non-payment within ten days after receiving written notice of non-payment from Licensor.

                  2.3.3 Licensee may terminate this agreement in its entirety by giving written notice of termination to Licensor at least 90 days before the intended termination date and paying Licensor all royalties owed to Licensor through such date. Notice of termination given by Licensee will be binding on all affiliates and sublicensees of Licensee.

                  2.3.3 Notwithstanding anything herein to the contrary, unless and until such time as (i) Global Energy and Global Energy Acquisition Group, L.L.C., an Oklahoma limited liability company ("GEAG") shall have entered into the "Funding Agreement" (as contemplated by the Distribution Agreement), and (ii) GEAG shall have made loans to Global Energy in the aggregate amount of at least $500,000 as contemplated by the Funding Agreement, this Agreement and all rights of Licensee hereunder shall be and remain nonexclusive. If, after the Funding Agreement becomes effective, GEAG fails to make any loan required to be made by it under or pursuant to the Funding Agreement, this Agreement and all rights of Licensee hereunder shall become and thereafter remain nonexclusive. During any period of time during which the rights of Licensee hereunder shall be nonexclusive, Global Energy shall then be permitted to license all rights licensed hereunder to other licensees and otherwise arrange for manufacture and sale of its products and other products incorporating its intellectual property, under terms similar to or different from those under this Agreement and in the same or different territories.

         2.4 LOCATIONS. Licensee may use the Licensed Patents and Licensed Technology at one or more plant sites (each, a "Licensed Site"). Licensee will notify Licensor of each Licensed Site promptly after it is selected. If Licensee terminates operations at a Licensed Site, Licensee will move all records and equipment incorporating the practice of any of the Licensed Patents or Licensed Technology to another Licensed Site or will cause all such records and equipment to be destroyed.

         2.5 COOPERATION AND SUPPORT. Promptly after this agreement takes effect, Licensor will (a) deliver to Licensee copies of the relevant documents of Licensor documenting the Licensed Technology and the practice of the Licensed Technology and the Licensed Patents, and (b) make available to Licensee Licensor's personnel, both employees and independent contractors, who are knowledgeable with respect to the manufacture of the Licensed Products and the use and development of the Licensed Technology ("Support Personnel") to assist Licensee at the Licensed Sites during the term of this Agreement. The time required by Licensee under this provision will not exceed one man-month during any twelve-month period for each of up to five Support Personnel. Licensee will reimburse Licensor for the direct salary cost of each of the

Support Personnel for the time they are assisting Licensee. Licensor agrees that any of its personnel whose employment is terminated by Licensor for any reason may be employed by the Licensee to assist Licensee with its use of the Licensed Technology and the manufacture of the Licensed Products.

         2.6 LIMITED RIGHT TO SUBLICENSE. The license granted in this agreement includes a limited right to sublicense the Licensed Patents and the Licensed Technology to another person for the sole purpose of allowing that person to produce Licensed Products exclusively for sale by Licensee, and/or to service or sell Licensed Products exclusively for Licensee. It is a condition precedent to Licensee's right to grant a sublicense that: (i) Licensor be given prior written notice identifying the proposed sublicensee; (ii) the sublicense enter into a written sublicense agreement approved by Licensor, which approval will not be unreasonably withheld or delayed; and (iii) Licensee guarantee in writing sublicensee's due and faithful compliance with the sublicense agreement.

         2.7 ROYALTY. Licensee shall pay Licensor a quarterly royalty equal to 10% of total manufacturing costs for Products produced and/or sold under this Agreement. Licensee agrees to provide to Licensor quarterly reports of such manufacturing costs. Licensee will afford a certified public accounting firm designated by Licensor and reasonably acceptable to Licensee the opportunity to audit such manufacturing costs and the related data and calculations from time to time. Licensee will pay the cost of each audit in which the auditor determines that the total royalties required to have been paid for a particular quarter exceed royalties actually paid (prior to commencement of the audit) for such quarter by more than 2%.

         2.8 REPRESENTATIONS AND WARRANTIES.

                  2.8.1 Licensor represents and warrants to Licensee that (i) the Licensed Technology, the Licensed Marks and the Copyrighted Material do not and will not infringe upon any copyrights, trademarks, patents or any other rights of any person; (ii) Licensor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Licensor, and (iii) the execution, delivery and performance of this Agreement by Licensor does not violate or conflict with any applicable law, rule, regulation, or any order, judgment or agreement to which Licensor is a party or by which it is bound.

                  2.8.2 Licensee represents and warrants to Licensor that: (i) Licensee has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Licensee; (ii) the execution, delivery and performance of this Agreement by Licensee does not violate or conflict with any applicable law, rule regulation, or any order judgment or agreement to which Licensee is a party or by which it is bound.

                           ARTICLE 3. CONFIDENTIALITY

         3.1 TITLE TO LICENSED TECHNOLOGY. The Licensed Technology includes confidential and proprietary information and trade secrets. The Licensed Technology and all related documents, drawings, designs, and prototypes that are disclosed or furnished to Licensee under this agreement will remain the property of Licensor.

         3.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Licensee will hold all Licensed Technology in strict confidence and, except as expressly allowed by this agreement, will not disclose the existence or content of any Licensed Technology to any third party. Licensee may disclose Licensed Technology to Licensee's employees, agents, contractors, and advisers who have first executed a confidentiality agreement approved as to form by Licensor and then only to the extent necessary for Licensee to exercise its rights under this agreement. If it becomes necessary for Licensee to disclose any of the Licensed Technology to a sublicensee, Licensee will first obtain from the sublicensee a duly executed non-disclosure agreement approved as to form by Licensor. Licensee will assure compliance with and will indemnify Licensor for breaches of non-disclosure covenants by Licensee's employees, agents, contractors, advisors, and sublicensees. The confidentiality obligations under this section will not apply to information that can reasonably be demonstrated:

         (a) was at the time of disclosure part of the public domain or thereafter becomes part of the public domain through no act or omission in breach of this License Agreement;

         (b) was lawfully received after disclosure from a third party, provided, however, that such information was not wrongfully obtained by said third party, directly or indirectly, from the disclosing party or a person under a duty of confidentiality to the Licensor;

         (c) was required to be disclosed pursuant to official governmental process, order or demand.

         3.3 USE OF LICENSED TECHNOLOGY. Licensee and each sublicensee to whom Licensee discloses Licensed Technology, will use the Licensed Technology solely for the purposes specified in this agreement.

         3.4 PROTECTION OF CONFIDENTIAL INFORMATION. Licensee will take all reasonable precautions to protect and preserve the confidentiality of the Licensed Technology and all related evaluation materials, documents, drawings, sketches, designs, products, and samples. Such precautions will be at least as rigorous as those used by Licensee in the protection of its own confidential information. Licensee further covenants and agrees that it will obtain from each of its employees given access to

Licensed Technology an agreement with respect to the protection of such proprietary information and trade secrets adequate to protect the confidentiality thereof and Licensee accepts responsibility for assuring compliance with such agreement by its employees. Licensee shall be responsible for assuring compliance by each sublicensee with its obligation to protect confidential information.

             ARTICLE 4. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

         4.1 NO OBLIGATION TO ACT. Neither Licensee nor Licensor shall have the obligation under this License Agreement to bring suit for the infringement of any Licensed Patent or the misappropriation of the Licensed Technology against third parties. Notwithstanding the foregoing, Licensee agrees to promptly notify Licensor in the event that it becomes aware of any infringement or misappropriation of the Licensed Patents or the Licensed Technology, together with all facts and particulars related thereto of which it has knowledge.

         4.2 PROSECUTION OF ACTIONS. Licensor shall have the right to take whatever action Licensor in its sole discretion deems appropriate, including appropriate court action, to terminate the infringement or misappropriation, or to enter into a settlement agreement with the infringing or misappropriating party or parties. Such action shall include the defense of any action in which the validity or infringement of any paten right is placed in issue by a third party, e.g. by way of a declaratory judgment action, opposition, re-examination request or nullity suit. Any such action shall be under the sole control of Licensor, at Licensor's expense, and with counsel of Licensor's choosing. To the extent that any such infringement or misappropriation bears directly upon the rights granted the Licensee hereunder, the Licensee shall, at its expense, be entitled to have co-counsel of its choice observe the progress of such action. Licensee agrees to cooperate fully with Licensor and to provide, at Licensor's expense, any reasonable assistance that Licensor might require in said action, including joining with Licensor as a named party in any lawsuit in which Licensor may become involved in its efforts to terminate the infringement or misappropriation or confirm the validity of any Licensed Patent. Licensor agrees that it will not enter into any agreement in settlement of any such action that would restrict or impair the rights granted the Licensee hereunder or require any material payment by Licensee to any person in order to exercise such rights without the consent of the Licensee.

         4.3 DAMAGES. Notwithstanding other provisions of this Agreement, any damages received by Licensor as a result of action taken under Section 4.2, or any amounts received by Licensor pursuant to a settlement thereof, including any royalties received by Licensor under a settlement sublicense, shall belong to Licensor.

                  ARTICLE 5. RESOLVING CHARGES OF INFRINGEMENT
                              AND MISAPPROPRIATION

         5.1 DEFENSE OF CLAIMS. If a charge of infringement or misappropriation shall be brought by a third party against either Licensor or Licensee or both of them alleging that the sale, use, or manufacture of products under the Licensed Patents or the Licensed Technology infringes the intellectual property rights of such third party, Licensor shall indemnify, defend and hold harmless Licensee, and Licensor shall take all necessary actions to resolve the charge of infringement or misappropriation in such a manner as to avoid disturbance of Licensee's rights under this Agreement, except to the extent, if any, as may result from the wrongful act or omission of Licensee and/or its Affiliates. To the extent that any such claim of infringement or misappropriation might impair the Licensee's exercise of the license granted hereunder, Licensor shall give Licensee prompt notice of such claim and the relevant particulars relating thereto of which Licensor is aware; Licensee shall also be entitled, at its expense, to have co-counsel of its choice observe the progress of such action.

         5.2 PATENT APPLICATIONS. Licensor shall have the right to determine whether a United States or foreign patent application should be filed with respect to a product or process that is included in the Licensed Technology. In the event that Licensee believes that it would be desirable to file a U.S. or foreign patent application with respect to a product or process that is included in the Licensed Technology, it shall so notify Licensor in writing including with such notice the form of proposed application to be filed. Licensor shall have a right of first refusal to prepare, file and prosecute such patent application. If Licensor declines to exercise such right of first refusal, then Licensee shall have the right, at its cost and expense, to prepare, file and prosecute such patent application for the ownership and account of the Licensor. Upon the issue of any patent as a result of such action, such patent shall be the sole and exclusive property of Licensor, but subject to the license granted by Section 2.1 above.

                  5.2.1 Each of Licensor and Licensee shall provide reasonable cooperation to the preparation, filing and prosecution of a patent application under this Section 5.2 by the other; such cooperation shall include access to correspondence with and proposed responses to the U.S. Patent Office and any applicable foreign patent offices with respect to the progress of any such application. Such cooperation shall also include the execution, without the payment of any compensation therefor, of all such applications, instruments and documents as may be reasonably requested in order to carry out the purpose and intent of this Section 5.2.

                  5.2.2 As the owner of any patent issued under this Section 5.2, Licensor shall have the responsibility for any maintenance or other periodic fees or expenses necessary to maintain the validity or effectiveness of any such patent, the costs of which will be paid by Licensee from time to time upon submission to Licensee of invoices therefore, provided however, that if the Licensor shall give Licensee written notice of its intent to abandon any such patent in any foreign jurisdiction, Licensee may preserve such patent in such jurisdiction by committing in writing to such maintenance or other periodic fees or expenses in such jurisdiction, in which case Licensor shall continue the effectiveness of such patent in such jurisdiction for so long as Licensee continues to pay such amounts.

                       ARTICLE 6. MISCELLANEOUS PROVISIONS

         6.1 NOTICES. Unless otherwise specifically provided in this License Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be transmitted; (I) by registered or certified mail, return receipt requested; (II) by a nationally recognized express courier service, with receipt confirmed; or (III) by telecopier, with receipt confirmed. In each case, such transmission shall be addressed to the party to whom such notice is required or permitted to be given:

If to Licensor:                At its principal office in Odessa, Florida.

If to Licensee:                Global Energy Distribution Group, L.L.C.
                               1425 East 71st
                               Tulsa, OK  74136

or to any such other person or address as may be designated by notice given in accordance with this Section 6.1. All notices shall be deemed to have been given when received.

         6.2 GOVERNING LAW. This License Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

         6.3 ARBITRATION. All disputes which may arise between the parties out of or in connection with this Agreement, or the interpretation or breach thereof, shall be settled by binding arbitration in Tulsa, Oklahoma pursuant to the commercial arbitration rules of the American Arbitration Association (the "AAA"), by a single arbitrator selected in accordance with the rules of the AAA. Judgment on the arbitration award may be entered into any court having jurisdiction thereof. Either party may seek any interim or preliminary relief from a court of competent jurisdiction in Tulsa, Oklahoma necessary to protect its rights or property pending the completion of arbitration. Should either party file an action contrary to this provision, the other party may recover attorneys fees and costs of responding to such action. Upon any breach of or default under this Agreement by any party, no action shall be taken with respect thereto against the breaching or defaulting party unless and until such breach or default remains uncured thirty (30) days after written notice thereof to the party in breach or default.

         6.4 SEVERABILITY. The parties hereto do not intend to violate any public policy, statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any state or federal law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken; such sentences, paragraphs, clauses, or combinations of the same shall be deleted or amended in a mutually agreeable manner, and the remainder of this Agreement shall remain binding.

         6.5 ASSIGNMENT. This License Agreement and the rights granted hereunder may be assigned by Licensee only with prior consent of Licensor, which will not be unreasonably withheld, provided that Licensee may assign its rights under this Agreement to any person acquiring substantially all assets of Licensee in a merger, sale of assets or comparable transaction. The covenants herein contained shall be binding upon and inure to the benefit to the parties hereto and their heirs, permitted assigns, successors and legal representatives.

         6.6 HEADINGS. The headings or titles of Articles and Sections in this License Agreement are for convenience of reference only and are not intended to be conclusive as to the meaning or construction of the provisions of this Agreement.

         6.7 SEVERABILITY. Any provision or clause hereof which shall be invalidated by virtue of the fact that it is prohibited by law shall be ineffective to the extent of such illegality; however, this shall in no way affect the remaining provisions of this Agreement, and this Agreement shall be interpreted as if such clause or provision were not contained herein, unless such ineffective provision or clause shall be so significant as to materially affect this Agreement.

         6.8 COUNTERPARTS. This Agreement may be executed and delivered in a number of counterparts, each of which, when so executed and delivered, shall be an original and all of such counterparts shall together constitute one and the same Agreement.

         6.9 ENTIRE AGREEMENT; MODIFICATION. This Agreement and the annexes hereto contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any other oral or written agreements or understandings with respect thereto, which agreements or understandings, if any, are hereby terminated. This Agreement has been entered into for the independent consideration recited in this Agreement and is not to be construed to be a part of, or subject to, any other agreement or understanding between the parties, except as expressly provided herein or therein. This Agreement may not be modified in any manner whatsoever except by a writing signed by Licensor and Licensee.

         Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

         The parties have read, understand, and agree to the foregoing terms and conditions and have executed this License Agreement this ___ day of September, 2003.

LICENSOR:                                   LICENSEE:


BY:                                         BY:
   ----------------------------                ------------------------------

NAME:                                       NAME:
     --------------------------                  ----------------------------

TITLE:                                      TITLE:
      -------------------------                   ---------------------------

STATE OF                    )
         -------------------
                            )
COUNTY OF                   )   ss,                                     , 20
         -------------------                                ------------    ---
         Then personally appeared before me, a notary in and for the State and County aforesaid, the within named _________________ to me known or sufficiently identified, and did affirm that he is duly-elected and acting _______________________ of ___________________ and that he executed the within document as the free act and deed of said corporation.


[Notarial Seal]
                                                --------------------------------
                                                                   Notary Public

My commission expires:
                      ------------------------



LICENSEE:


BY:
   ------------------------------------
NAME:
     ----------------------------------
TITLE:
      ---------------------------------


STATE OF FLORIDA            )
                            )
COUNTY OF                   )   ss,                                       , 20
          ------------------                            -----------------     --

         The foregoing instrument was acknowledged before me this ____ day of September, 2003, by _______________________, in his capacity as
_______________________ of Global Energy Group, Inc., a Delaware corporation, who [ ] has produced _______________________ as identification or [ ] is personally known to me.

                                    --------------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Notary Public, State of Florida
                                    My commission expires:
                                                          ----------------------

                                                                       EXHIBIT C

                           BASIC ORDER AGREEMENT (BOA)

         This agreement is made this 26th day of September, 2003 (the "Agreement"), by and between Global Energy Group, Inc. a Delaware Corporation, having its principal place of business at 2346 Success Drive, Odessa, FL 33556 and Global Energy Distribution Group, L.L.C. an Oklahoma Limited Liability Company, whose principal address is 1425 East 71st, Tulsa, OK 74136 ("Distributor").

         Global Energy and Distributor have entered into an Agreement for Distribution of Global Energy Products ("Distribution Agreement") dated of even date herewith, providing for the purchase by Distributor from Global Energy of Products on terms and conditions described therein. Section 12 of the Distribution Agreement provides that the parties will from time to time enter into Basic Order Agreements which establish terms and conditions addressing specifically the Product prices, production and delivery schedules, and payment terms for orders placed from time to time by Distributor with Global Energy for the Products.

         Therefore the Parties agree as follows:

         1. Distribution Agreement. This agreement has been entered into pursuant to the Distribution Agreement. Capitalized terms not otherwise defined in this agreement which are defined in the Distribution Agreement have the meanings given them in the Distribution Agreement. This agreement and the Distribution Agreement are to be construed together as a single agreement and this agreement shall be deemed incorporated into the Distribution Agreement. In the event of any conflict between the terms of this agreement and the Distribution Agreement, the terms in the Distribution Agreement will control.

         2. Purchase Orders. Purchase orders placed by Distributor with Global Energy and executed under this BOA will have a minimum quantity equal to one truckload lot.

         3. Pricing. The price to Distributor for an order placed with the Company during any calendar month will be determined on the basis of the Company's total manufacturing cost ("TMC") of each Product and on Distributor's cumulative sales of Products during the then preceding twelve calendar months ("LTMS"), according to the following schedule:

         a) If LTMS is less than or equal to $1,000,000: Product Price = 1.3 x TMC;

         b) If LTMS is greater than $1,000,000 but less than or equal to $5,000,000: Product Price = 1.25 x TMC; and

         c) If LTMS is greater than $5,000,000: Product Price = 1.2 x TMC.

Global and Distributor will provide each other with monthly written reports of LTMS and TMC.

         4. Sales Goals. At this time, the Distributor is engaged in obtaining initial customer commitments, and accordingly no Sales Goals have been set. After Sales Goals are set for the remainder of 2003, they will be set forth in a revised Agreement.

         5. Delivery Schedule. Global Energy agrees to deliver and Distributor agrees to accept delivery of Products ordered under this BOA in accordance with a mutually agreed delivery schedule (Delivery Schedule) that specifies minimum monthly deliveries of Products in coordination with the Sales Goals established for 2003.

         6. Payment Terms. Products will be invoiced when shipped. Payment of the net amount owed to Global Energy under each invoice will be due 30 days after the date of the invoice, with a 5% discount for payment within 10 days of the date of invoice. Distributor will pay interest to Global Energy on invoiced balances not paid when due at the rate of 0.5% per month.

         7. Term of Agreement. This BOA will expire simultaneously with the expiration or termination of the Distribution Agreement unless mutually agreed in writing by both Parties, and subject to the rights of the Parties as set forth in the Distribution Agreement to request or require that the terms of this BOA be modified from time to time.

         8. Opportunity to Cure Defaults. Upon any breach of or default under this Agreement by any party, no action shall be taken with respect thereto against the breaching or defaulting party unless and until such breach or default remains uncured thirty (30) days after written notice thereof to the party in breach or default.

         IN WITNESS WHEREOF the Parties have executed this agreement as of the day first above written.


Global Energy Group, Inc.                   Distributor:



By:                                         By:
   ------------------------------              ------------------------------

Name:                                       Name:
     ----------------------------                ----------------------------

Title:                                      Title:
      ---------------------------                 ---------------------------

Date:                                       Date:
     ----------------------------                ----------------------------

                                                                       Exhibit D

                            GLOBAL ENERGY GROUP, INC.
                                LIMITED WARRANTY

Global Energy Group, Inc. ("GEG") warrants this product to be free from defects in factory workmanship and material under normal use and service for the time period set forth in the table below. Time periods are measured from the date of installation or, if such date cannot be determined, from the date of shipment of the product from the GEG factory.

   Compressors (if applicable)---5 years     All other parts--------------1 year

This Limited Warranty extends only to the original consumer purchaser and is non-transferable. For this Limited Warranty to apply, the product must be installed according to GEG recommendations and specifications, and in accordance with all local, state and national codes, and the product must not be removed from its original place of installation. This warranty shall apply only within the boundaries of the continental United States.

GEG's obligation during the term of this warranty shall be limited to repair or replacement (at GEG's option) of any parts of the product that are demonstrated to be defective. The warranty period for repair or replacement parts provided hereunder shall not extend beyond the warranty period stated above.

For the Buyer's benefit and protection, return the Warranty Registration Card to GEG promptly after installation. This will allow GEG to contact you with product information, should it become necessary.

The following are expressly excluded from the limited warranty set forth above:

1. Damage resulting from transportation, installation or servicing.

2. Damage resulting from accident, abuse, fire, flood, alteration, or acts of God.

3. Tampering, altering, defacing or removing the product serial number will serve to void this warranty.

4. Damage resulting in use of the product in a corrosive atmosphere.

5. Damage resulting from inadequate or interruption of electrical service or fuel supply, improper voltage conditions, blown fuses, or other like damages.

6. Cleaning or replacement of filters.

7. Damage resulting from failure to properly and regularly clean coil surfaces or failure to properly maintain the unit or its components.

8. Damage resulting from freezing conditions.

9. Damage resulting from operation with inadequate supply of air and/or water.

10. Damage resulting from use of components or accessories not approved by GEG.

11. Damage resulting from any use of the product outside its normal use or from improper use of the product.

THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. GEG DOES NOT ASSUME OR AUTHORIZE ANY OTHER PERSON TO ASSUME FOR GEG, ANY OTHER LIABILITY FOR THE SALE OF THIS PRODUCT.

SOME STATES DO NOT ALLOW THE DISCLAIMER OF IMPLIED WARRANTY, SO THAT THE ABOVE DISCLAIMER MAY NOT APPLY TO YOU.

SOME STATES ALLOW ONLY PARTIAL LIMITATION ON IMPLIED WARRANTIES TO LIMIT THE DURATION OF IMPLIED WARRANTIES TO THE DURATION OF THE EXPRESS WARRANTY. IN SUCH STATES, THE DURATION OF IMPLIED WARRANTIES IS HEREBY EXPRESSLY LIMITED TO THE DURATION OF THE EXPRESS WARRANTY ON THE FACE HEREOF.

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF WARRANTY OR CONTRACT, TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR OTHERWISE, SHALL GEG BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF USE OF THE EQUIPMENT OR ASSOCIATED EQUIPMENT, LOST REVENUES OR PROFITS, COST OF SUBSTITUTE EQUIPMENT OR COST OF FUEL OR ELECTRICITY.

THE ABOVE LIMITATIONS SHALL INURE TO THE BENEFIT OF GEG'S SUPPLIERS AND SUBCONTRACTORS.

SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OR FOR STRICT LIABILITY IN TORT, SO THAT THE ABOVE EXCLUSIONS AND LIMITATIONS MAY NOT APPLY TO YOU.

THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY ALSO HAVE OTHER RIGHTS THAT VARY FROM STATE TO STATE.

TO OBTAIN WARRANTY SERVICE, notify your installing or servicing dealer, in writing, of the problem as soon as possible after its discovery. Be sure to include product model number, serial number, installation date and the nature of the problem. If response is not received within a reasonable time, notify GEG Customer Service Department by mail at 2346 Success Drive, Odessa, Florida 33556, or by email at gegcustomer service @ gegsolutions.com.

                                                                       Exhibit E

               JOINT CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS JOINT AGREEMENT is by and between Global Energy Group, Inc., a corporation formed under the laws of the state of Delaware, with primary offices located at 2346 Success Drive, Odessa, Florida 33556 and Global Energy Development Group, L.L.C. with primary offices located at ________________, herein after collectively referred to as the "Parties".

         WHEREAS the Parties desire to consider the possibility of exploring certain business opportunities including, but not limited to investment, service providing, and other business arrangements, and for this purpose one of the Parties (the "Discloser") may disclose to the other Party (the "Recipient") information, data, and know-how relating to the business of the Discloser and to existing or potential service offerings, business models, financial plans, customers, processes, industry or trade secrets, and contacts of Discloser (all such information, data, and know-how being referred to herein as the "Information").

NOW, THEREFORE, for good and valuable consideration, the Parties do hereby jointly agree as follows:

1. Global has publicly registered and traded securities and the Confidential Information contains information that is material and non-public with respect to Global. Recipient (i) is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) Recipient shall neither use, nor cause or permit any third party to use, any Confidential Information in contravention of the Securities Exchange Act of 1934 or the rules and regulations thereunder.

2. Recipient acknowledges that the Information is confidential and that the Information is the sole and exclusive property of Discloser. Recipient agrees to hold the Information in strict confidence and agrees not to disclose or transfer, directly or indirectly, any Information. Access to Information by Recipient's employees shall be limited to those persons who are directly involved in discussions or work with the Discloser and who, in addition, require such Information in the performance of their duties.

3. Recipient shall not make any direct or indirect use, commercial or otherwise, of any Information except as may be expressly permitted by subsequent written agreement.

4. The foregoing limitations on disclosure and use of the Information shall not apply to any Information which is (a) known to Recipient prior to the date it is received, (b) known to the general public or available to the general public prior to the date it is received, (c) known to the general public or available to the general public subsequent to the date it is received, provided that such Information becomes available to the general public other than through a breach of this agreement, (d) independently developed by the Recipient without use of such Information and through no breach of this Agreement, or (e) received from third parties having the bona fide right to disclose such Information without the prior consent of the Discloser, (f) disclosed by the owner to a third party without restriction, (g) disclosed by the Recipient with the owner's written consent, (h) disclosed pursuant to a court order or governmental subpoena, or (i) not marked "Confidential" or "Proprietary" if disclosed in tangible form.

5. The Information shall be deemed to be the property of the Discloser and the Recipient shall not reproduce or copy such Information except as required for the purposes outlined

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

         above. Any such copy shall be marked with the same proprietary and/or confidential notices that appear on the originals. Upon request by the Discloser, and in any event upon termination of discussions for any reason, all such information in tangible form possessed by the Recipient will be returned to the Discloser.

6. In case one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not affect any other provision in this Agreement, and this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

7. The waiver by one Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other Party.

8. This Agreement shall continue until one of the Parties notifies the other Party in writing that discussions have terminated. Thereafter, the provisions in this Agreement in Paragraphs 1,2,3,4,5, 6 and 7 shall survive the termination for a period of three years thereafter.

9. No license to any Recipient under any trademark, patent, or copyright is either granted or implied by the Discloser's disclosure of such Information to the Recipient.

10. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The rights and obligations of a Party hereunder shall not be sold, assigned, or otherwise transferred by said party. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Parties hereto.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year last written below:

GLOBAL ENERGY GROUP, INC.                GLOBAL ENERGY DEVELOPMENT GROUP, L.L.C.

By:                                 By:
   ------------------------------      -----------------------------------------

Name:                               Name:
     ----------------------------        ---------------------------------------

Title:                              Title:
      ---------------------------         --------------------------------------

Date:                               Date:
     ----------------------------         --------------------------------------


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